Filed Pursuant to Rule 433

Registration No. 333-158663

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$1,500,000,000

5.700% SENIOR NOTES, DUE JANUARY 2022

FINAL TERM SHEET

Dated January 19, 2012

Issuer:	Bank of America Corporation
Ratings of this Series:	Baa1 (Moody’s)/A- (S&P)/A (Fitch)
Title of the Series:	5.700% Senior Notes, due January 2022
Aggregate Principal Amount Initially Being Issued:	$1,500,000,000
Issue Price:	99.586%
Trade Date:	January 19, 2012
Settlement Date:	January 24, 2012 (T+3)
Maturity Date:	January 24, 2022
Ranking:	Senior
Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000
Day Count Fraction:	30/360
Interest Rate:	5.700%
Interest Payment Dates:	January 24 and July 24 of each year, beginning July 24, 2012, subject to following business day convention (unadjusted).
Interest Periods:	Semi-annual
Treasury Benchmark:	10 year U.S. Treasury, due November 15, 2021
Treasury Yield:	1.975%
Treasury Benchmark Price:	100-07
Spread to Treasury Benchmark:	+378bps
Reoffer Yield:	5.755%
Optional Redemption:	None
Listing:	None
Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:	Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Lloyds Securities Inc., Mizuho Securities USA Inc., nabSecurities, LLC, Scotia Capital (USA) Inc., Standard Chartered Bank
Junior Co-Managers:	Drexel Hamilton, LLC, Samuel A. Ramirez & Company, Inc.
CUSIP:	06051GEM7
ISIN:	US06051GEM78

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.

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